SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

IMC Global, Inc.
-------------------------------------------------------------------
(Name of Issuer)


Common Stock
-------------------------------------------------------------------
(Title of Class of Securities)


449669100
--------------
(CUSIP NUMBER)


December 31, 1999
-------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













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CUSIP NO.  449669100               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Princeton Services, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

550,799

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

550,799

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

550,799 (ownership disclaimed pursuant to Section 13d-4 of the 1934 Act)

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.48%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!
    **SEE EXHIBIT A

Page 3 of 8

CUSIP NO.  449669100               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Asset Management, L.P.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

550,799

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

550,799

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

550,799 (ownership disclaimed pursuant to Section 13d-4 of the 1934 Act)

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.48%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!
    **SEE EXHIBIT A



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CUSIP NO.  449669100               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

MERRILL LYNCH GROWTH FUND, INC.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

NONE

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

NONE (ownership disclaimed pursuant to Section 13d-4 of the 1934 Act)

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!
    **SEE EXHIBIT A

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Page 4 of 8

14. CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

	[X] Rule 13d-1(b)
	[ ] Rule 13d-1(c)
	[ ] Rule 13d-1(d)

		    SCHEDULE 13G

ITEM 1 (a)  Name of Issuer:
	    --------------

	    IMC Global, Inc. (the "Company")

ITEM 1 (b)  Address of Issuer's Principal Executive Offices:
	    -----------------------------------------------

	    2100 Sanders Road
	    Northbrook, IL  60062



ITEM 2 (a)  Name of Persons Filing:
	    ---------------------
		Princeton Services, Inc.
		Merrill Lynch Asset Management, L.P.
		Merrill Lynch Growth Fund, Inc.

ITEM 2 (b)  Address of Principal Business Office or, if none, Residence:
	    -----------------------------------------------------------

Princeton Services, Inc.
800 Scudders Mill Road
Plainsboro, NJ  08536

Merrill Lynch Asset Management, Inc.
800 Scudders Mill Road
Plainsboro, NJ  08536

MERRILL LYNCH GROWTH FUND, INC.
800 Scudders Mill Road
Plainsboro, NJ  08536

ITEM 2 (c)  Citizenship:
	    -----------
See Item 4 of Cover Pages

ITEM 2 (d)  Title of Class of Securities:
    ----------------------------
Common Stock

ITEM 2 (e)  CUSIP NUMBER:

See Cover Page

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ITEM 3

   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or Dealer registered under Section 15 of the Act,
(b) [ ] Bank as defined in Section 3(a)(6) of the Act,
(c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
(d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
(e) [X] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
(f) [ ] Employee Benefit Plan or Endowment Fund in accordance with
        Rule 13d-1(b)(1)(ii)(F),
(g) [X] Parent Holding Company or Control Person in accordance with
        Rule 13d-1(b)(ii)(G); see Item 7,
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813),
(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4  Ownership
	---------
(a)  Amount Beneficially Owned:

   See Item 9 of Cover Pages.

(b)  Percent of Class:

     See Item 11 of Cover Pages

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:

	  See Item 5 of Cover Pages

    (ii)  shared power to vote or to direct the vote:

	  See Item 6 of the Cover Pages

   (iii)  sole power to dispose or to direct the disposition of:

	  See Item 7 of Cover Pages

    (iv)  shared power to dispose or to direct the disposition of:

	  See Item 8 of Cover Pages



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ITEM 5  Ownership of Five Percent or Less of a Class.
	--------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]


ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
	---------------------------------------------------------------

Not Applicable


ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
  ---------------------------------------------------------------------

PSI is a corporate managing general partner of Merrill Lynch Asset Management, L.P., which is a registered investment adviser under Section 203 of the Advisers Act.

ITEM 8   Identification and Classification of Members of the Group.
	 ----------------------------------------------------------

Not Applicable


ITEM 9  Notice of Dissolution of Group.
	------------------------------

Not Applicable


ITEM 10  Certification
	 -------------

    By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.







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Signature.
---------

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 4, 2000


Princeton Services, Inc.

/s/ Jerry Weiss
-----------------------------
Name:  Jerry Weiss
Title:  Attorney-In-Fact*


Merrill Lynch Asset Management, L.P.
By:  Princeotn Services, Inc. (General Partner)

/s/ Jerry Weiss
-----------------------------
Name:  Jerry Weiss
Title:  Attorney-In-Fact**


MERRILL LYNCH GROWTH FUND, INC.

/s/ Jerry Weiss
-----------------------------
Name:  Jerry Weiss
Title:  Attorney-In-Fact**


------------------------------------
*Signed pursuant to a power of attorney, dated January 26, 1998, included as Exhibit B to Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc. on February 14, 1998 with respect to LTX Corporation

**Signed pursuant to a power of attorney dated January 22, 1999, included as Exhibit B to Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc, on February 14, 1998 with respect to LTX Corporation


***Signed pursuant to a power of attorney dated January 22, 1999, included as Exhibit B to Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc, on February 14, 1998 with respect to LTX Corporation



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EXHIBIT A

Merrill Lynch Asset Management Group of ML&Co. ("AMG") is comprised of The following legal entities: Merrill Lynch Asset Management, L.P.
doing business as Merrill Lynch Asset Management ("MLAM"), QA Advisers, LLC ("QA"), Merrill Lynch Quantitative Advisers, Inc. Hotchkis and Wiley divisions thereof; Fund Asset Management, L.P., doing business as Fund Asset Management ("FAM"); Merrill Lynch Asset Management U.K. Limited ("MLAM UK"); Merrill Lynch (Suisse) Investment Management Limited ("MLS"); Mercury Asset Management International Limited ("MAMI");
Mercury Asset Management Ltd; Mercury Asset Management, Ltd.; Mercury Asset Management (Asia Pacific Limited); Mercury Asset Management
Asia Limited; Merrill Lynch Mercury Kapitalanlagegesellschaft MBH;
Munich London Investment Management, Ltd.; Merrill Lynch Asset
Management (Hong Kong)Limited; Merrill Lynch Mercury Asset Management Japan Limited; Atlas Asset Management, Inc.; Merrill Lynch Investment Management Canada, Inc.; DSP Merrill Lynch Asset Management
(India) Limited; PT Merrill Lynch Indonesia; Merrill Lynch Phatra Securities Co., Ltd.; Merrill Lynch Global Asset Management, Limited; Mercury Asset Management Channel Islands, Limited; Mercury Asset Management International Channel Islands Limited ("MAMCI"); Grosvenor Venture Managers, Limited; and Mercury Fund Managers, Limited. Each of MLAM, FAM, MLAM UK, MAMCI, QA, MLS, and MAMI is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, which acts as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Each other firm constituting part of AMG is an investment adviser operating under the laws of a jurisdiction other than the United States. The investment advisers that comprise AMG exercise voting and investment powers over portfolio securities independently from other direct and indirect subsidiaries of ML&Co.